EXHIBIT A-1
MATTHEWS ASIA FUNDS SICAV
RESOLUTIONS ADOPTED BY THE
BOARD OF DIRECTORS ON DECEMBER 4, 2012
Authorization to File Exemptive Order Application relating to the Funds
WHEREAS:
the Board of Directors (the “Board”) of Matthews Asia Funds SICAV (the “Company”) deems it to be in the best interests of the Company, each of its series, and shareholders of each of its series, to permit the series of the Company, subject to their investment objectives and policies, to invest in and purchase and redeem interests of an “extended payment fund” organized as a Delaware limited liability company and registered under the Investment Company Act of 1940, as amended (the “1940 Act”), for which Matthews International Capital Management, LLC serves as managing member and through which such fund is expected to invest in China A Shares; and

WHEREAS:
the Board has determined it appropriate and necessary to file with the Securities and Exchange Commission (the “Commission”) an application for exemptive relief (the “Application”) which will allow the Company to accomplish the objectives described above.

NOW, THEREFORE, BE IT
RESOLVED:
that the Board hereby authorizes and directs the officers of the Company, with the assistance of counsel, to prepare and file with the Commission the Application, and any and all amendments thereto, requesting an order (1) pursuant to Section 6(c) of the 1940 Act, granting an exemption from Section 22(e) of the 1940 Act and Rule 22c-1 under the 1940 Act and (2) pursuant to Section 12(d)(1)(J) of the 1940 Act granting an exemption from Sections 12(d)(1)(A) and (B) of the 1940 Act, and pursuant to Sections 6(c) and 17(b) of the 1940 Act, granting an exemption from Section 17(a) of the 1940 Act, as described in the Application; and

RESOLVED:
that the officers of the Company are authorized, empowered and directed to take such further actions, to execute such other documents, to pay such expenses and to do such other acts and things as such officers, or any of them, in their discretion, deem necessary or advisable to effectuate the intent of the foregoing resolutions.

A-1